Exhibit 10.35
BASE SALARIES FOR EXECUTIVE OFFICERS
     On December 26, 2007, the Compensation Committee of the Board of Directors of Quiksilver, Inc. (the “Company”) approved new annual base salaries (effective as of November 1, 2007) for the Company’s named executive officers. The following table sets forth the annual base salary levels of the Company’s named executive officers for fiscal 2008:

Name and Position	Base Salary
Robert B. McKnight, Jr., Chief Executive Officer	$1,075,000
Bernard Mariette, President	$900,000
Charles S. Exon, Executive Vice President, Secretary and General Counsel	$450,000
Joseph Scirocco, Executive Vice President, Chief Financial Officer	$600,000
David H. Morgan, Executive Vice President, Chief Operating Officer	$525,000